                                                                January 26, 2004

Cohen & Steers REIT and Utility
Income Fund, Inc.
757 Third Avenue
New York, New York 10017

Ladies and Gentlemen:

                  We have acted as counsel to Cohen & Steers REIT and Utility Income Fund, Inc., a closed-end management investment company organized as a Maryland corporation (the "Company"), in connection with the Registration Statement on Form N-2, File Nos. 333-109441 and 811-21437 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of shares of its Common Stock, par value $.001 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the "Shares").

                  We have examined the Registration Statement and a form of the share certificate which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Cohen & Steers REIT and Utility
Income Fund, Inc.                     -2-                      January 26, 2004

                  In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Board of Directors of the Company (the "Board") has taken all necessary corporate action to authorize and approve the issuance of the Shares and upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Shares will be validly issued, fully paid and nonassessable.

                  Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Venable LLP dated the date hereof.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the foregoing).

                  We hereby consent to the filing of this opinion letter as
Exhibit 2(l)(i) to the Registration Statement and to the use of our name under the caption "Validity of the Shares" in the Prospectus included in the Registration Statement.

                                       Very truly yours,

                                       SIMPSON THACHER & BARTLETT LLP